Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries included in our consolidated financial statements and the state or country of incorporation of each:

Company Name	State or Country of Incorporation
GATX Terminals Overseas Holding Corporation (1)	Delaware
GATX Global Finance B.V. (1)	Netherlands
GATX Global Holding GmbH (1)	Switzerland
GATX Rail Austria GmbH (1)(2)	Austria
GATX International Limited (1)(3)	United Kingdom
GATX Canada Holdings, Inc. (1)	Canada
GATX Rail Canada Corporation (1)	Canada
General American Transportation Holding Corp (1)	Delaware
Grupo GATX de Mexico, Inc (1)	Delaware
GATX de Mexico, Inc (1)	Delaware
GATX Third Aircraft LLC (4)	Delaware
American Steamship Company (5)	New York
GATX Asia Investments Private Limited (6)	Singapore
GATX Rail Locomotive Group, LLC	Delaware
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(1) Company is a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.
(2) Company includes 11 foreign subsidiaries.
(3) Company includes three foreign subsidiaries.
(4) Company includes three domestic subsidiaries and six foreign subsidiaries.
(5) Company includes 14 domestic subsidiaries.
(6) Company includes seven foreign subsidiaries.

The names of certain subsidiaries which, if considered as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X, have been omitted.